                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.   20549



                           ________________________


                                   FORM 8-K




                                CURRENT REPORT

                    PURSUANT TO SECTION 13 or 15(d) OF THE

                     SECURITIES AND EXCHANGE ACT OF 1934


              Date of earliest event reported:  October 15, 1996




                        FIRST PALM BEACH BANCORP, INC.
            (Exact name of registrant as specified in its charter)


  Delaware                        #0-21942                       65-0418027
(State or other                  (Commission                   (I.R.S. Employer
jurisdiction of                   File No.)                  Identification No.)
incorporation)

         215 South Olive Avenue
        West Palm Beach, Florida                                     33401
(Address of principal executive offices)                          (Zip Code)


                Registrant's telephone number:  (561) 655-8511


                                Not Applicable
        (Former name and former address, if changed since last report)
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Item 5.  Other Events.

        First Bank of Florida ("First Bank"), formerly First Federal Savings and Loan Association of the Palm Beaches, the wholly-owned subsidiary of First Palm Beach Bancorp, Inc., has discontinued its indirect automobile lending program. As a result of higher than anticipated charge-off experience, primarily during the later part of the fiscal year ended September 30, 1996, additional allowances for losses of $4.5 million related to indirect loans and repossessed assets were recorded during the quarter ended September 30, 1996 to provide for possible future losses. An analysis of overall performance of the indirect lending portfolio led to the decision to discontinue the program. First Bank's indirect loan balance at September 30, 1996 was approximately $148.2 million. Management anticipates that the loss reserves of $6.2 million at September 30, 1996, related to indirect loans and repossessed assets, will be adequate to cover reasonably anticipated future charge-offs. The preceding sentence is a "forward-looking statement" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act") which involves estimates, assumptions and uncertainties. The following important factors, should they occur, could cause actual loan loss and reserve experience as well as other related results to differ materially from the expectations expressed in the forward-looking statement:

        1. Unanticipated changes in general economic conditions, such as unemployment and interest rates.
        2. Unanticipated changes in the number of repossessions and the loan balances outstanding at the time of repossession.
        3. Unanticipated changes in the resale value of repossessed automobiles.
        4. Unanticipated changes in the ability of the borrowers to maintain insurance on the collateral securing the Bank's loan, the cost of such insurance, and the ability to recover insurance proceeds.

This disclosure is intended to comply with the terms of the safe harbor for forward-looking statements provided by the Act.

                                SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                FIRST PALM BEACH BANCORP, INC.


Date:  October 21, 1996
                                                By:  /s/ Louis O. Davis, Jr.
                                                     ------------------------
                                                     Louis O. Davis, Jr.
                                                     Chief Executive Officer
                                                     and President